Exhibit (h)(5)(xiv)

STERLING CAPITAL FUNDS

AMENDMENT TO

ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is effective as of July 15, 2019 by and between Sterling Capital Funds (the “Trust”) and The Bank of New York Mellon (as assigned from BNY Mellon Investment Servicing (US) Inc.) (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into an Accounting Services Agreement dated as of December 18, 2006, as amended (the “Agreement”), relating to BNY Mellon’s provision of accounting services to the Trust.

B.	The Trust and BNY Mellon desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 16(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Unless terminated pursuant to its terms, this Agreement shall continue until July 15, 2022 (the “Initial Term”).”

2.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Amended and Restated Exhibit A to the Agreement is hereby superseded and replaced with Amended and Restated Exhibit A attached hereto.

4.	Miscellaneous.

(a)          As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)          This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)         This Amendment shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

(d)         The Trust hereby represents and warrants to BNY Mellon that (i) the terms of the Agreement (as amended hereby) and (ii) the fees and expenses associated with the Agreement (as amended) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby) and any such fees and expenses.

(e)         The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” or any series thereof entered into in the name or on behalf thereof by any of the officers, Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the officers, Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

STERLING CAPITAL FUNDS

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	Treasurer and Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

AMENDED AND RESTATED EXHIBIT A

THIS AMENDED AND RESTATED EXHIBIT A, effective as of July 15, 2019, is Exhibit A to that certain Accounting Services Agreement dated as of December 18, 2006, as amended, between The Bank of New York Mellon (“BNY Mellon”) and Sterling Capital Funds (the “Agreement”). For clarity, notwithstanding the references in Section 2 of the Agreement to “2006 Converted Funds” and “2007 Converted Funds,” each investment portfolio set forth below is a “Fund” under the Agreement; BNY Mellon will provide services with respect to such Funds in accordance with the terms set forth in the Agreement. This Exhibit A shall supersede all previous forms of Exhibit A to the Agreement.

FUNDS

Sterling Capital Behavioral International Equity Fund

Sterling Capital Behavioral Large Cap Value Equity Fund

Sterling Capital Behavioral Small Cap Value Equity Fund

Sterling Capital Corporate Fund

Sterling Capital Diversified Income Fund

Sterling Capital Equity Income Fund

Sterling Capital Intermediate U.S. Government Fund

Sterling Capital Kentucky Intermediate Tax-Free Fund

Sterling Capital Maryland Intermediate Tax-Free Fund

Sterling Capital Mid Value Fund

Sterling Capital North Carolina Intermediate Tax-Free Fund

Sterling Capital Securitized Opportunities Fund

Sterling Capital Short Duration Bond Fund

Sterling Capital SMID Opportunities Fund

Sterling Capital South Carolina Intermediate Tax-Free Fund

Sterling Capital Special Opportunities Fund

Sterling Capital Strategic Allocation Balanced Fund

Sterling Capital Strategic Allocation Growth Fund

Sterling Capital Stratton Mid Cap Value Fund

Sterling Capital Stratton Real Estate Fund

Sterling Capital Stratton Small Cap Value Fund

Sterling Capital Total Return Bond Fund

Sterling Capital Ultra Short Bond Fund

Sterling Capital Virginia Intermediate Tax-Free Fund

Sterling Capital West Virginia Intermediate Tax-Free Fund